EXHIBIT 99.2

FY2018 SALARY AND BONUS ARRANGEMENTS
FOR EXECUTIVE OFFICERS

FY2018 Salary Structure

Position    Name            FY2018 Base Salary

President & CEO    Terry W. Handley        $925,000

SVP/CFO    William J. Walljasper    $595,000

SVP/General Counsel    Julia L. Jackowski        $593,000

SVP/Store Operations    Jay Soupene        $440,000

SVP/Store Development    Brian J. Johnson        $435,000

SVP/Human Resources    Cindi Summers        $435,000

FY2018 Annual Incentive Plan

In recent years, the Company's annual incentive plan focused on diluted earnings per share (“EPS”) and return on invested capital (“ROIC”) performance, with 75/25% weightings. Minimum, target and maximum goals varied from year to year, based on the prior year’s financial results. The combined payout related to EPS and ROIC performance ranged from 10% to 100% of base salary, with a 60% payout at the targeted performance level. The payouts were split between cash and restricted shares, with the cash portion decreasing at higher performance levels. A three-year holding requirement was imposed for the shares awarded in an effort to mitigate the effect of fuel margins.

For fiscal 2018, the Board of Directors, upon the recommendation of the Compensation Committee (which was assisted by Willis Towers Watson), has determined to introduce more pay differentiation according to job responsibilities and implement a tiered approach to annual incentive opportunities, expressed as a percentage of base salary. The three tiers are for the Chief Executive Officer (“CEO”), the Senior Vice Presidents (“SVPs”), and the Vice Presidents (“VPs”). The annual incentive target for each tier will be: 100% of base salary for the CEO, 65% or 70% of base salary for the S

VPs, and between 50% and 60% of base salary for the VPs. This change is intended to bring the annual incentives for CEO, SVPs and VPs closer to typical market practice.

The fiscal 2018 annual incentive plan will continue to be based on EPS (50%), but will no longer include ROIC (which is expected to become part of long-term incentive awards to be made by the Committee in the near future). The remaining 50% of the annual incentive plan will be based on same-store sales growth and gross profit margin in both fuel (20%) and inside sales (30%). Threshold, target and maximum performance goals have been established for the annual incentive plan, based on internal goals and objectives approved by the Board, with a payout range from 0% to 200% of target depending on performance. A "circuit breaker" will be utilized, under which a minimum level of EPS is required before any bonus may be earned. All bonuses earned under the annual incentive plan will be paid in cash, and will no longer include an equity payout feature.